Exhibit 12



                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             First                      For the Years Ended December 31,
                                              Half       --------------------------------------------------------
                                              2004         2003       2002         2001        2000        1999
                                            ---------    ---------  ----------   ---------   ---------   --------
                                                                        (in millions)
         Earnings
           Income before income taxes       $  2,509     $   3,035   $  1,965    $  1,494    $  2,507   $  2,085
           Less: Equity in net income/(loss)
             of affiliated companies               5            12         13           5         (22)       (25)
           Fixed charges                       2,641         5,867      6,967       8,959       8,940      7,165
                                            --------     ---------   --------    --------    --------   --------
         Earnings before fixed charges      $  5,145     $   8,890  $   8,919    $ 10,448    $ 11,469   $  9,275
                                            ========     =========  =========    ========    ========   ========

         Fixed charges
           Interest expense                 $  2,624     $   5,831  $   6,929    $  8,922    $  8,910   $  7,140
           Rents                                  17            36         38          37          30         25
                                            --------     ---------  ---------    --------    --------   --------
         Total fixed charges                $  2,641     $   5,867  $   6,967    $  8,959    $  8,940   $  7,165
                                            ========     =========  =========    ========    ========   ========

         Ratio of earnings to fixed charges     1.95          1.52       1.28        1.17        1.28       1.29


     For purposes of our ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less equity in net income/(loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).


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